Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 25th day of August, 2005 (“Effective Date”) by and among BRONCO DRILLING COMPANY, INC., a Delaware Corporation (the “Company”) and KARL W. BENZER, an individual (the “Employee”).

WITNESSETH:

WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Employee, and the Employee desires to be employed by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM. The employment of Employee by the Company as provided in Section “1” shall commence on the Effective Date and shall continue for a term of five (5) years, unless sooner terminated as hereinafter provided. This Agreement and Employee’s employment with the Company shall be terminable at will at any time for any reason by either party, subject to the terms set forth in this Agreement.

3. POSITION AND DUTIES. During the period in which Employee is employed with the Company (the “Employment Period”) Employee shall have management duties related to Company operations, including the financial performance of operations of the Company (“the Position”), and in any such other capacity, title or position as the Chief Executive Officer (“CEO”) of the Company may designate, approve or appoint from time to time. Employee shall have such power, authority, duties and responsibilities as are reasonably necessary for the Position, subject to the power of the Company to expand or limit such power, authority, duties and responsibilities and to override actions of the Employee. Employee shall report directly to the CEO. Should the CEO order any material, detrimental change or reduction in Employee’s responsibilities, Employee shall be entitled to notify CEO of his consideration of that fact, and if not remedied within a reasonable time, Employee shall be entitled to treat such change as a Termination By The Company Without Good Cause pursuant to Section 6.2 of this Agreement. Employee shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and any duty, task or responsibility assigned or given to Employee by the Company, and Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.1 Outside Directorships. In the event Employee is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever other than the Company or a related entity of the Company, Employee shall notify the CEO in writing of such invitation, the entity or organization extending such invitation and the capacity to be served by Employee for such entity or organization. The CEO shall have the sole power and authority to authorize Employee to accept such invitation based on such criteria and standards as the CEO may determine, and Employee shall not accept such invitation without the CEO’s prior written consent, which consent shall not be unreasonably withheld.

3.2 Delegation by Company. Whenever this Agreement calls for action on the part of the Company, the Company may delegate responsibility for such action to a duly appointed officer or committee of the Company, and Employee agrees to treat, comply with and be bound by any action taken by such officer or committee as if the Company had taken such action directly.

3.3 Relocation of Employee. In the event employee is requested by the Company to relocate, employee shall be given reasonable notice of relocation. In addition, employee will not be asked on behalf of Company to relocate without reasonable justification for such action.

4. COMPENSATION AND BENEFITS. In consideration for the services to be provided by Employee to the Company pursuant to the terms of this Agreement, Employee shall be paid or receive compensation and benefits during the Employment Period as follows:

4.1 Base Salary. The base salary for Employee shall be $180,000.00 per year (“Base Salary”). Employee shall be eligible, but is not guaranteed, to receive salary increases based on merit, as determined by the Company’s CEO, the Company’s financial performance, as determined by the Company’s monthly profit and loss statements, market conditions, and other industry factors. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding for applicable taxes. Subsequent adjustments to the Base Salary shall be determined by the Company or its designated representative in its sole discretion.

4.2 Bonus.

(i) Employee shall receive a one-time year-end bonus of $50,000.00 (“Year-end Bonus”) on December 31, 2005 and a one-time first quarter 2006 bonus of $40,000.00 paid on January 16, 2006 (“First Quarter 2006 Bonus”). Employee shall forfeit one hundred percent (100%) of the Year-end and First Quarter 2006 Bonuses ($90,000.00) in the event Employee fails to complete one (1) year of employment with the Company by voluntarily (actually or constructively) leaving the Company. Employee shall forfeit fifty percent (50%) of the Year-end and First Quarter 2006 Bonuses ($45,000) in the event Employee fails to complete more than two (2) years of employment with the Company, by voluntarily (actually or constructively) leaving the Company. Employee shall not be required to forfeit the Year-end and First Quarter 2006 Bonuses or any portion of the Year-end and First Quarter 2006 Bonuses once the Employee has completed two (2) years of employment with the Company. As provided in Section “2” of this Agreement, Employee’s employment with the Company shall commence on the Effective Date of this Agreement.

(ii) Beginning in 2006, in addition to the First Quarter 2006 Bonus referenced above, Employee shall be eligible for bonuses based on individual merit, as determined by the CEO and the Company, as well as the Company’s financial performance, as determined by the Company’s monthly profit and loss statements, market conditions, and other industry factors, said bonuses to be reasonably proportionate, and consistent in terms of award criteria, with bonuses awarded to other executives in the Company (“Bonus”).

4.3 Stock Options. Employee shall be eligible to receive Company stock options (“Stock Options”). Employee shall receive 70,000 Stock Options, with an exercise price determined by the closing price of the stock on the Effective Date of this Agreement. Employee may from time to time be eligible to receive additional awards of Stock Options, consistent with the Company’s existing stock option plan. All Stock Options that Employee receives shall vest consistent with the Company’s then existing stock option plan.

4.3 Medical, Dental and Other Benefits. Employee may participate in any and all Company sponsored employee benefit plans as may be in effect from time to time during the Employment Period, including but not necessarily limited to the Company sponsored Medical Insurance, Dental Insurance, 401k Plan and Life Insurance, provided, that Employee understands and agrees that the Company shall not be obligated to offer any such employee benefit plans other than as such plans required by law. Medical insurance will be effective from Employee’s first date of employment.

4.5 Business Travel and Expenses. Employee shall from time to time engage in business travel. The Company shall provide Employee with a Company vehicle and a Company credit card which shall be used for all reasonable travel, entertainment and other business expenses incurred by Employee in the course of performing the duties of the Position.

5. TERMINATION DUE TO DEATH OR DISABILITY.

5.1 Death of Employee. If Employee dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to Employee’s executor, personal representative or heirs, as the case may be, except for the amount of any earned but unpaid compensation as provided hereunder for the period prior to the effective date of such termination and benefits accrued through such effective date of such termination under the employee benefit plans, if any, of Company.

5.2 Disability of Employee. Employee may separate from the employ of the Company at his option, or be separated at the Company’s option, if

Employee is disabled, either mentally or physically, from performing his essential job functions with the Company. For purposes of this Agreement, (i) such disability must first have prevented Employee from performing his essential job functions for an aggregate of at least thirty (30) days out of any twelve (12) month period, and (ii) a doctor mutually agreed upon by Employee and the Company shall certify that Employee is not qualified to perform his essential job functions, with or without reasonable accommodation. The Company shall pay for any examination fee or other charges that may be incurred in connection with such certification. If the doctor’s certification is to the effect that Employee is disabled as defined by this Paragraph 5.2, then either may party terminate this Agreement upon thirty (30) days prior written notice to the other party. During such thirty (30) day period, Employee shall continue to receive the Base Salary and shall be entitled to receive all such other benefits due to Employee pursuant to the terms of any then existing employee benefit plans in which Employee is participating.

6. TERMINATION; EFFECTS OF TERMINATION. This Agreement and Employee’s employment with the Company shall be terminable at will at any time for any reason by either party by providing written notice to the other party of such termination, which termination shall become effective on the date contained in such notice. Upon such termination, the rights of Employee to receive the monies and benefits from the Company shall be determined in accordance with the terms and provisions contained in this Section 6, and Employee agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him from the Company in the event of termination.

6.1 By Company For Good Cause. Upon written notice, Company may immediately terminate this Agreement and the Employment Period for “Good Cause” (as hereafter defined). Upon such termination, Employee shall be entitled to receive any Base Salary earned through the date of such termination, and no other monies or benefits shall be payable or owed to Employee under this Agreement, except that the employee shall be permitted to exercise any stock options then vested within ten (10) days of such termination (so long as this does not violate any provision of the applicable Stock Incentive Plan, and in the case that it does, then as soon as is permitted in the Plan).

6.2 By Company Without Good Cause. Upon ten (10) days prior written notice, Company may terminate this Agreement and the Employment Period without “Good Cause” (as hereafter defined), and Employee shall be entitled to receive the Base Salary earned through the date of such termination and Base Salary for the remainder of the five year term of this agreement, in regular installments in accordance with the Company’s general payroll practices, subject to customary withholding for applicable taxes, as well as Major Medical benefits which the Employee had been enjoying prior to the termination. Employee agrees that no other monies or benefits shall be payable or owed to Employee under this Agreement for termination without good cause, except that the employee shall be permitted to exercise any stock options then vested within ten (10) days of such termination (so long as this does not violate any provision of the applicable Stock Incentive Plan, and in the case that it does, then as soon as is permitted in the Plan).

6.3 By Employee. Upon ten (10) days prior written notice, Employee may terminate this Agreement and the Employment Period, and Employee shall be entitled to receive any Base Salary earned through the date of such termination. Upon such termination by Employee, Employee agrees that no other monies or benefits shall be payable or owed to Employee under this Agreement.

6.4 Good Cause Defined. For purposes of this Agreement, “Good Cause” means (a) Employee’s conviction of any criminal violation involving dishonesty, fraud or moral turpitude; (b) Employee’s gross negligence; (c) Employee’s willful and serious misconduct; (d) Employee’s breach of trust or fiduciary duty in the performance of his duties or responsibilities; (e) Employee’s willful failure to comply with reasonable directives of the Company; or (f) Employee’s material breach of any term or provision of this Agreement.

6.5 Continuation of Employment. Employee may continue employment with the Company at the expiration of this Agreement, contingent on Employee’s satisfactory performance as determined by the CEO. Employee understands and agrees Company shall not be obligated to continue Employee’s employment prior to the expiration of this Agreement. Employee’s termination from employment for good cause shall be an automatic bar to Employee’s continued employment with Company.

7. CONFIDENTIAL INFORMATION.

7.1 Confidential Information. Employee acknowledges that, in and as a result of his employment by the Company, Employee will have access to, use or be privy to confidential information of a special and unique nature and value, including, without limitation, the Company’s and its Affiliates’ trade secrets, bid prices, contractual terms (prospective or otherwise), marketing plans, financial information, results and forecasts, systems, business decisions, plans, procedures, strategies and policies, legal matters, manuals, guides, personnel, confidential reports and communications, and lists and contact information of customers (collectively, the “Confidential Information”). Employee acknowledges and agrees that any information and materials received from, by or on behalf of the Company or any other party in confidence (or subject to nondisclosure covenants) or prepared, designed or created for the benefit of the Company shall be deemed to be and shall be included in the definition of Confidential Information. Employee acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company. Employee shall not, except with the prior written consent of the Company, as applicable, or except if Employee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the term of his employment with the Company, directly or indirectly, use, divulge, reveal, report, publish, transfer or disclose, for any purposes whatsoever, any Confidential Information.

7.2 Non-Recruitment of Other Company Employees. During the term of Employee’s employment under this Agreement and for a period of two (2) years thereafter or, if longer, a period of two (2) years following the termination of Employee’s employment with the Company, whether such termination be by the Company or by Employee, with or without good cause, Employee will not directly or indirectly (i) recruit, solicit, encourage or induce any employee of the Company or its Affiliates to terminate such employment (ii) otherwise disrupt any such employee’s relationship with the Company or its Affiliates, or (iii) whether individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof, whether or not such engagement is solicited by Employee.

7.3 Non-Solicitation of Customers, Suppliers or Other Persons.

(i) During the term of Employee’s employment under this Agreement and for a period of two (2) years thereafter or, if longer, a period of two (2) years following the termination of Employee’s employment, whether such termination be by Company or by Employee, with or without good cause, Employee shall not solicit, induce or attempt to induce any past, current customer of the Company or its Affiliates to cease doing business in whole or in part with or through the Company or its Affiliates or otherwise disrupt any previously established relationship existing between such customer and the Company or its Affiliates.

(ii) During the term of the Employee’s employment under this Agreement and for a period of two (2) years thereafter or, if longer, a period of two (2) years following the termination of Employee’s employment with the Company, whether such termination be by Company or by Employee, with or without good cause, Employee shall not solicit, induce or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company or its Affiliates, or who on the date Employee’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company or its Affiliates, to discontinue or reduce the extent of such relationship with the Company or its Affiliates.

7.4 Injunctive Relief. Employee specifically acknowledges and agrees that the remedy at law for any breach of the provisions of Sections 7.1, 7.2 and 7.3 hereof will be inadequate and that Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

7.5 Reformation. In the event that the provisions of this Section 7 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law.

8. TAXES. Employee shall be solely and exclusively responsible for and shall fully and timely pay and discharge any and all taxes, costs, fees, fines, penalties and interest of any type whatsoever related to or associated with the compensation paid to Employee by the Company (collectively, “Taxes”) which may be or become due or payable by Employee or any of his successors, heirs or assigns directly or indirectly as a result or, arising out of or related to this Agreement or as a result of any funds or benefits paid to or for the benefit of Employee under this Agreement.

9. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipients at the addresses indicated below:

To Employee:	Karl W. Benzer
2801 S. Air Depot
Edmond, Oklahoma 73013

To Company:	Bronco Drilling Company, Inc.
14313 North May Avenue, Suite 100
Oklahoma City, Oklahoma 73134
Attention: Joel H. McNatt, General Counsel

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

10. GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. In furtherance of the foregoing, the internal law of the State of Oklahoma shall control the interpretation and construction of this Agreement, even though under the jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11. PREVAILING PARTY. In the event either party commences an action alleging any violation of this Agreement, or seeking to enforce, construe, modify or interpret this Agreement, the non-prevailing party shall pay all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

12. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

13. AMENDMENTS; MODIFICATIONS. Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, rescission or termination is sought.

14. WAIVER. No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of Employee and shall inure to the benefit of the Company and its subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

16. CHANGE OF CONTROL. In the event of a “change in control” of the Company, Employee shall be given notice of such change within ten days, and the Employee shall have the option of continuing employment or treating the change in control as a Termination By The Company Without Good Cause, pursuant to Section 6.2. For purposes of this Agreement only, “change of control” shall have the identical meaning as Section 2.8(a), (c), (d), or substitution of at least two of the three individuals in their respective capacities, serving as CEO, CFO, and Chairman of the Board of Directors (the individuals serving in said capacities as of the effective date of this Agreement). Provided that it is not in conflict with any provision of the Bronco Drilling Company, Inc. 2005 Stock Incentive Plan, any options granted to Employee pursuant to this Agreement shall immediately vest upon a “change of control” under the meaning of that term for purposes of this Agreement.

17. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. FEES AND EXPENSES. All costs and expenses incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.

20. FURTHER ASSURANCES. Employee and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

21. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Employee and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

22. SURVIVAL. Employee and the Company agree that the terms and conditions of Sections 7 through 22 (inclusive) shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

23. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between Employee and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between Employee and the Company relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

“COMPANY”	BRONCO DRILLING COMPANY, Inc.
a Delaware Corporation

	By:	/s/ D. Frank Harrison

“EMPLOYEE”		/s/ Karl W. Benzer
Karl W. Benzer, an individual